Exhibit 10.02

_________________________________________________________________

CHANGE IN CONTROL AGREEMENT

BETWEEN

__________________________

AND

EASTMAN CHEMICAL COMPANY

_________________________________________________________________

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and between Eastman Chemical Company, a Delaware corporation (the “Company”) and ____________________________ (“Executive”), as of ___________________ (the “Execution Date”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its  stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a threatened or pending Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Certain Definitions.

(a)           The “Effective Date” shall mean the first date during the Change in Control Period (as defined in Section l(b)) on which a Change in Control (as defined in Section 2) occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated (either by the Company without Cause or by Executive for Good Reason, as provided later in this Agreement) within six (6) months prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment, and where any payment hereunder is specified to be made within a certain time after the Date of Termination, such payment shall be made within such specified time after the Change in Control (or any later date required by Section 13 hereof).

(b)           The “Change in Control Period” shall mean the period commencing on the date of this Agreement and ending on the second anniversary of the date thereof; provided, however, that commencing on the date one year after the date of this Agreement, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations, as applicable.

2.           Change in Control.  For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)           individuals who, as of May 6, 2010, constituted the Board of Directors of the Company (the “Incumbent Directors” as modified by this Section 2(a)) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after May 6, 2010 and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act of 1934 (“Exchange Act”), and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b)           any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (b), the following acquisitions shall not constitute a Change in Control:  (i) an acquisition directly from the Company, (ii) an acquisition by the Company or a subsidiary of the Company, or (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or

(c)           the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:  (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (i) the Company or any subsidiary of the Company, (ii) the Surviving Corporation or its ultimate parent corporation, or (iii) any employee benefit plan or related trust sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)           approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

3.           Employment Period.  The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).

4.           Terms of Employment.

(a)           Position and Duties.

(i)           During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, and (B) Executive’s services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)           Compensation.

(i)           Base Salary.  During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) at a rate at least equal to the rate of base salary in effect on the date of this Agreement or, if greater, on the Effective Date, paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliated companies.  During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)           Annual Bonus.  In addition to Annual Base Salary, Executive shall be awarded for each fiscal year ending during the Employment Period an annual target bonus opportunity in cash at least equal to Executive’s target bonus opportunity for the last full fiscal year prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year) (the “Target Annual Bonus”).

(iii)           Incentive, Savings and Retirement Plans.  During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)           Welfare Benefit Plans.  During the Employment Period, Executive and/or Executive’s eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies  to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)           Expenses, Fringe Benefits and Paid Time Off.  During the Employment Period, Executive shall be entitled to expense reimbursement, fringe benefits and paid time off in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5.           Termination of Employment.

(a)           Death, Retirement or Disability.  Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period.  For purposes of this Agreement, “Retirement” shall mean retirement that would entitle Executive to normal retirement benefits under the Company’s then-current retirement plans.  If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” has the meaning assigned such term in the Company’s long-term disability plan, from time to time in effect.  At the request of Executive or his personal representative, the Company’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Company.  Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

(b)           Cause.  The Company may terminate Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)           a material breach by Executive of any provision of this Agreement;

(ii)           the conviction of Executive of any criminal act that the Board shall, in its sole and absolute discretion, deem to constitute Cause for purposes of this Agreement;

(iii)           material breach by Executive of published Company code of conduct or code of ethics; or

(iv)           conduct by Executive in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, however, that in the case of clauses (i), (iii) and (iv) above, such conduct shall not constitute Cause unless the Company shall have delivered to Executive notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action, if any, that would remedy such objection, and (z) if such conduct is of a nature that may be remedied, a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action to the satisfaction of the Compensation and Management Development Committee of the Board of Directors of the Company within such specified reasonable time.

(c)           Good Reason.  Executive’s employment may be terminated by Executive for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without the written consent of Executive:

(i) the assignment to Executive of any duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) a reduction by the Company in Executive’s Annual Base Salary or Target Annual Bonus as in effect immediately prior to the Effective Date as the same may be increased from time to time;

(iii) any failure by the Company to comply with any of the other provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iv) the Company’s requiring Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof;

(v) any failure by the Company to comply with and satisfy Section 12(c) of this Agreement; or

(vi) the material breach by the Company of any other provision of this Agreement.

Good Reason shall not include Executive’s death, Disability or Retirement.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.  A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company, within 90 days of the occurrence of the event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 60 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.  Absent further guidance to the contrary, the parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an “involuntary separation from service” within the meaning of Section 409A of the Code and Treas. Reg §1.409A-1(n)(2).

(d)           Notice of Termination.  Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(d) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e)           Date of Termination.  ”Date of Termination” means (i) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination, which may not be less than 60 days after the date of delivery of the Notice of Termination; provided that the Company may specify any earlier Date of Termination, (ii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination, which in the case of a termination for Cause as defined in Section 5(b) may not be less than 30 days after the date of delivery of the Notice of Termination, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified in such notice, and (iv) if the Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination shall be the date of death or Retirement of the Executive or the Disability Effective Date, as the case may be.

6.           Obligations of the Company upon Termination.

(a)           Termination by Executive for Good Reason; Termination by the Company other than for Cause, Death, Disability or Retirement.  If, during the Employment Period the Company shall terminate Executive’s employment other than for Cause, death, Disability or Retirement, or Executive shall terminate employment for Good Reason, then:

(i)           the Company shall pay to Executive in a single lump sum cash payment on a date determined by the Company that is within 30 days after the Date of Termination (or any later date that may be required pursuant to Section 1(a) or Section 13 hereof), the aggregate of the following amounts:

A. the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Executive’s Target Annual Bonus for the year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. a severance payment (the “Severance Payment”) equal to two1 times the sum of Executive’s Annual Base Salary and Target Annual Bonus for the year in which the Date of Termination occurs; and

(ii)           the Company shall continue to provide, for 18 months after the Date of Termination (the “Welfare Benefits Continuation Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, any group health benefits to which Executive and/or Executive’s eligible dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits which would have been provided to them in accordance with the welfare plans described in Section 4(b)(iv) of this Agreement if Executive’s employment had not been terminated, provided, however, that (A) if Executive becomes employed with another employer (including self-employment) and receives group health benefits under another employer provided plan, the Company’s obligation to provide group health benefits described herein shall cease, except as otherwise provided by law; (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (C) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year; (D) the reimbursement of an eligible expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (E) Executive’s rights pursuant to this Section 6(a)(ii) shall not be subject to liquidation or exchange for another benefit; and

(iii)           Executive shall be fully vested as of the Date of Termination in any benefits under the Company’s Eastman Retirement Assistance Plan (“ERAP”), the Company’s Unfunded Retirement Income Plan, and the Company’s Excess Retirement Income Plan (hereinafter referred to collectively as the “Retirement Plan”).  Any Retirement Plan benefits that are exempt from Section 409A of the Code due to having been fully vested as of December 31, 2004, and any Retirement Plan benefits that became vested between December 31, 2004 and the day before the Date of Termination, shall be distributed to Executive in accordance with the terms of the applicable Retirement Plan.  The Company shall pay to Executive, on a date determined by the Company that is within 30 days after the Date of Termination (or any later date that may be required pursuant to Section 1(a) or Section 13 hereof), any Retirement Plan benefits that became vested as of the Date of Termination pursuant to this Section 6(a)(iii); and

(iv)           the terms and conditions of the Company’s long-term incentive plans and any applicable award agreements thereunder shall control with respect to the vesting of any options or other awards thereunder then held by Executive; and

(v)           To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Death, Disability or Retirement.  If Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than the obligation to pay Executive’s Annual Base Salary through the Date of Termination and any accrued vacation pay to the extent then unpaid.  Payment of such accrued amounts shall be paid on a date determined by the Company that is within 30 days after the Date of Termination (or any later date that may be required pursuant to Section 1(a) or Section 13 hereof).  Executive or Executive’s estate and/or beneficiaries shall be entitled to receive benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, and any Other Benefits (as defined in Section 6(a)(v) hereof) as are applicable to Executive on the Date of Termination, in each case to the extent then unpaid.

1 Three times in the case of the CEO.

(c)           Cause; Other than for Good Reason.  If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to Executive under this Agreement other than the obligation to pay Executive’s Annual Base Salary through the Date of Termination and any accrued vacation pay to the extent then unpaid.  Payment of such accrued amounts shall be paid on a date determined by the Company that is within 30 days after the Date of Termination (or any later date that may be required pursuant to Section 1(a) or Section 13 hereof).  Executive shall be entitled to receive any Other Benefits (as defined in Section 6(a)(v) hereof) as are applicable to Executive on the Date of Termination, to the extent then unpaid.

7.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 14(j), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.           Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

9.           Costs of Enforcement.

(a)           The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred by Executive in contesting or disputing any termination of Executive’s employment after the Effective Date, or Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Executive’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.  All such payments shall be made within five (5) business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.

(b)           In addition, Executive shall be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder.  Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.

(c)           The amount reimbursable by the Company under this Section 9 in any one calendar year shall not affect the amount reimbursable in any other calendar year.  Executive’s rights pursuant to this Section 9 shall expire at the end of ten years after the Date of Termination and shall not be subject to liquidation or exchange for another benefit.

10.           Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliated companies.  After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  It is understood, however, that the obligations of this Section 10 shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Executive is legally required to do so or (ii) become generally known to and available for use by the public other than by acts by Executive or representatives of Executive in violation of this Agreement.

11.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Tennessee by three arbitrators in accordance with the rules of the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  Except as provided in Section 9, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 11.

12.           Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13.           Code Section 409A.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Disability or termination of employment, as the case, may be, meet any description or definition of “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a Disability or termination of employment, however defined.

(c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), such non-exempt payments or benefits shall be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits shall be paid or distributed to Executive during the five-day period commencing on the earlier of:  (i) the expiration of the six-month period measured from the date of Executive’s “separation from service”, or (ii) the date of Executive’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 13(c) shall be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment.  Any remaining payments and benefits due under the Agreement shall be paid as otherwise provided in the Agreement.  If any amounts or benefits payable hereunder could qualify for one or more separation pay exemptions described in Treas. Reg. §1.409A-1(b)(9), but such payments in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through its head of human resources or any other designated officer) shall determine which portions thereof will be subject to such exemptions.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

14.           Miscellaneous.

(a)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(b)  Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)  Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	the address set forth below under Executive’s signature
If to the Company:	Eastman Chemical Company 200 South Wilcox Drive Kingsport, Tennessee 37660-5280 Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

(f)  Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)  Waivers.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)  Status Before and After Effective Date.  Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(a) hereof, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement.  From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i)  Indemnification.  Executive shall be entitled to the benefits of the indemnity provided by the Company’s certificate of incorporation and bylaws, by agreement, or otherwise immediately prior to Effective Date, or any greater rights to indemnification thereafter provided to executive officers of the Company, and any subsequent changes to the certificate of incorporation, bylaws, agreement, or otherwise reducing the indemnity granted to such Executive shall not affect the rights granted hereunder.  The Company may not reduce these indemnity benefits confirmed to Executive hereunder without the written consent of Executive.

(j)  Related Agreements.  To the extent that any provision of any other agreement between the Company and Executive shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provisions of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force and effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

(k)  Action by the Company or the Board.  Whenever this Agreement calls for action to be taken by the Company, such action may be taken by the Board or by the Compensation and Management Development Committee of the Board.  Whenever this Agreement calls for action to be taken by the Board, or if the Board takes action on behalf of the Company for purposes of this Agreement, such action shall be taken by a majority vote of the members of the Board, excluding Executive if Executive is then a member of the Board.  Without limiting the foregoing, this Agreement hereby supersedes that certain Amended and Restated Change in Control Agreement between Executive and the Company, in the form referenced in the Exhibit Index to the Company’s 2009 Annual Report on Form 10-K, which prior agreement is hereby terminated and of no further force or effect.

(l)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

______________________________________________
[Executive]

Address:

____________________________________________________________________________________________

____________________________________________________________________________________________

EASTMAN CHEMICAL COMPANY

By:  __________________________________________